EXHIBIT 99.1


                                            ANNTAYLOR
                                            NEWS RELEASE
                                            142  WEST  57TH  STREET  NEW  YORK,
                                            N.Y. 10019

FOR IMMEDIATE RELEASE
---------------------

        ANN TAYLOR ANNOUNCES 2002 FOURTH QUARTER AND FULL YEAR EARNINGS
        ---------------------------------------------------------------

      NEW YORK, NEW YORK, March 11, 2003 - AnnTaylor Stores  Corporation (NYSE:
ANN) announced today net income for the fourth quarter ended February 1, 2003 of $16,123,000, or $0.35 per share on a diluted basis (on an average of 48.3 million shares outstanding), compared to a net loss of $332,000, or $0.01 per share on a diluted basis (on an average of 43.8 million shares outstanding), in the fourth quarter of fiscal 2001. Fiscal 2001 fourth quarter net income and earnings per share included $17,000,000 in pre-tax nonrecurring charges and $2,760,000 in goodwill amortization. Fiscal 2001 fourth quarter earnings per share and shares outstanding have been restated for the effect of the 3-for-2 stock split that occurred in May 2002.

      As previously reported, total net sales for the fourth quarter of fiscal 2002 totaled $352,213,000, down 5.2 percent from $371,386,000 in the fourth quarter of fiscal 2001. Comparable store sales for the fourth quarter of fiscal 2002 decreased 12.3 percent, compared to a comparable store sales increase of 2.1 percent for the fourth quarter of fiscal 2001. Comparable store sales by division for the quarter were down 14.6 percent for Ann Taylor, compared to flat last year, and down 7.1 percent for Ann Taylor Loft, compared to an 8.1 percent increase last year.

      Gross margin, as a percentage of net sales, increased to a record 52.0 percent in the fourth quarter of fiscal 2002, compared to 45.3 percent in the fourth quarter of fiscal 2001. Fourth quarter fiscal 2001 gross margin was affected by $4,100,000 in nonrecurring charges. Before considering these nonrecurring charges, gross margin, as a percentage of sales, was 46.4 percent. In addition, fourth quarter fiscal 2002 gross margin benefited from higher full price sales, higher margin rates achieved on both full price and non-full price sales at both divisions, as well as the results of a favorable year-end physical inventory.

      Selling, general and administrative expenses during the fourth quarter of fiscal 2002, were $156,067,000, or 44.3 percent of net sales, compared to $162,821,000, or 43.8 percent of net sales for the same period last year. Fourth quarter fiscal 2001 selling, general and administrative expenses were impacted by $12,900,000 in pre-tax nonrecurring charges. Before considering these nonrecurring charges, selling, general and administrative expenses for the fourth quarter of fiscal 2001, as a percentage of sales, were $149,894,000, or 40.4 percent. The remaining increase in selling, general and administrative expenses for the fourth quarter of fiscal 2002 as compared to the same period last year was primarily due to higher tenancy and store operation expenses, an increase in the provision for management performance bonus and severance costs associated with a former executive's employment contract with the Company. These increases were offset, in part, by savings associated with a change in the Company's vacation vesting policy, which became effective on January 1, 2003.

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
                                                                   ANNTAYLOR  2


      Operating profit was 7.7 percent of net sales in the fourth quarter of fiscal 2002, compared to 0.7 percent of sales in the fourth quarter of last year.

      During the fourth fiscal quarter, the Company opened 1 new Ann Taylor store and 5 new Ann Taylor Loft stores, and closed 1 Ann Taylor store and 1 Ann Taylor Factory store. The total store count at the end of the fourth quarter was 584, comprised of 350 Ann Taylor stores, 207 Ann Taylor Loft stores, and 27 Ann Taylor Factory stores.

      Total store square footage increased 8.1 percent to 3,305,000 square feet as of February 1, 2003, from 3,057,000 square feet at the end of the fourth quarter of fiscal 2001. Capital expenditures for fiscal 2002 were $45 million, which included the addition of 10 new Ann Taylor stores and 39 new Ann Taylor Loft stores.

      Total long-term debt at February 1, 2003 was $121,652,000. The Company had no borrowings outstanding under its $175,000,000 credit facility at the end of the fourth quarter of fiscal 2002.

      For the fiscal year-to-date period ended February 1, 2003, the Company's net income was $80,158,000, or $1.72 per share on a diluted basis (on an average of 48.3 million shares outstanding), compared to net income of $29,105,000, or $0.67 per share on a diluted basis (on an average of 43.7 million shares outstanding) for the same period last year. Excluding the amortization of goodwill, fiscal 2001 year-to-date net income and earnings per share on a diluted basis would have been $39,750,000 and $0.90, respectively. Fiscal 2001 year-to-date earnings per share and shares outstanding have been restated for the effect of the 3-for-2 stock split that occurred in May 2002.

      Fiscal year-to-date net sales totaled $1,380,966,000, up 6.3 percent from $1,299,573,000 as of February 2, 2002. Comparable store sales for the fiscal year-to-date period decreased 3.9 percent, compared to a decrease of
6.1 percent for the same period last year. By division, fiscal 2002 comparable store sales decreased 5.3 percent for Ann Taylor and 1.0 percent for Ann Taylor Loft. Gross margin as a percent of net sales for the fiscal year-to-date period ended February 1, 2003 was 54.1 percent, compared to 49.8 percent for the same period last year. The increase in gross margin as a percentage of net sales is the result of higher full price sales and higher margin rates achieved on both full price and non-full price sales at both divisions. Selling, general and administrative expenses as a percentage of net sales were 44.3 percent, compared to 44.4 percent for the same period in fiscal 2001. In addition to the impact to fiscal 2001 selling, general and administrative costs of the fourth quarter nonrecurring charge discussed above, lower internet costs and reduced marketing spending were offset by an increase in the provision for management performance bonus and higher tenancy expenses.

      Ann Taylor Chairman J. Patrick Spainhour said, "Despite the challenging retail environment in 2002, Ann Taylor succeeded in delivering the best earnings performance in our 48-year history. Our continued progress in aligning our product assortments to our core brand competencies and enhancing our client's overall shopping experience enabled us to sell more merchandise at full price. We also maintained a tight rein on inventories and implemented efficiency initiatives in our global sourcing function, which contributed to a 430 basis point improvement in gross margin. Improved gross margin and a continued focus on expense control resulted in operating margin of 9.8 percent, a 520 basis point increase over last year."


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
                                                                   ANNTAYLOR  3


      "The start of fiscal 2003 was negatively effected by severe weather conditions and prevailing economic uncertainty. Due to the effect that these external factors have had on our business we are lowering first quarter earnings guidance from the range of $0.45 - $0.47, to the range of $0.39 - $0.41. We currently expect to achieve first quarter comparable store sales in the low to mid single digit negative range compared to last year. We feel good about our product offering, however, due to the unknown factors stemming from the external environment, we believe that it is premature to provide updated second quarter, fall season and full year guidance."

      Mr. Spainhour continued, "Anticipating that any economic recovery will be slow and measured, we remain committed to further strengthening our business fundamentals in 2003 through continued disciplined expense and inventory management."

      The Company also announced today the election of Michael Trapp to the Board of Directors. Mr. Trapp was a partner at Ernst & Young from 1973 until his retirement in 2000, where he held various executive positions including Managing Partner for the Southeast area. Mr. Trapp has also joined the audit committee of the Board of Directors as the audit committee financial expert.

      Ann Taylor is one of the country's leading women's specialty retailers, operating 588 stores in 42 states, the District of Columbia and Puerto Rico, and also an Online Store at www.anntaylor.com.
                            ------------------



FORWARD-LOOKING STATEMENTS
Certain statements in this press release are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. The forward-looking statements may use the words "expect", "anticipate", "plan", "intend", "project", "believe" and similar expressions. These forward-looking statements reflect the Company's current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately customer fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company's brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company's Online Store; a significant change in the regulatory environment applicable to the Company's business; an increase in the rate of import duties or export quotas with respect to the Company's merchandise; financial or political instability in any of the countries in which the Company's goods are manufactured; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; and other factors set forth in the Company's filings with the SEC. The Company does not assume any obligation to update or revise any forward-looking statements at any time for any reason.

                                     #  #  #
   Contact:

   Barry Erdos
   Chief Operating Officer
   (212) 541-3318

   Doreen Riely
   Director of Investor Relations
   (212) 541-3484
                            - - Tables Follow - - -

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
                                                                   ANNTAYLOR  4


                         ANNTAYLOR STORES CORPORATION
                         ----------------------------
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                -----------------------------------------------
 FOR THE QUARTERS AND FISCAL YEARS ENDED FEBRUARY 1, 2003 AND FEBRUARY 2, 2002
   (UNAUDITED, FOR THE QUARTERS ENDED FEBRUARY 1, 2003 AND FEBRUARY 2, 2002)

                                         QUARTERS ENDED             FISCAL YEARS ENDED
                                      ----------------------       --------------------
                                      Feb. 1,       Feb. 2,        Feb. 1,       Feb. 2,
                                       2003          2002            2003          2002
                                      -------       -------        -------       -------
                                       (dollars in thousands except per share amounts)
Net sales .....................   $   352,213   $   371,386    $ 1,380,966   $ 1,299,573
Cost of sales .................       168,919       203,151        633,473       651,808
                                      -------       -------        -------       -------
Gross margin ..................       183,294       168,235        747,493       647,765
Selling, general and
   administrative expenses ....       156,067       162,821        612,479       576,584
Amortization of goodwill ......          --           2,760           --          11,040
                                      -------       -------        -------       -------
Operating income ..............        27,227         2,654        135,014        60,141
Interest income ...............           927           290          3,279         1,390
Interest expense ..............         1,723         1,854          6,886         6,869
                                      -------       -------        -------       -------
Income before income taxes ....        26,431         1,090        131,407        54,662
Income tax provision ..........        10,308         1,422         51,249        25,557
                                      -------       -------        -------       -------
Net income (loss) .............   $    16,123   $      (332)   $    80,158   $    29,105
                                      =======       =======        =======       =======
Basic earnings (loss) per share
   of common stock ............   $      0.36   $     (0.01)   $      1.81   $      0.67
                                      =======       =======        =======       =======
Weighted average number of
   shares outstanding (000) ...        44,374        43,409         44,248        43,325
                                      =======       =======        =======       =======
Diluted earnings (loss) per
   share of common stock ......   $      0.35   $     (0.01)   $      1.72   $      0.67
                                      =======       =======        =======       =======
Weighted average number of
   shares outstanding,
   assuming dilution (000) ....        48,265        43,796         48,301        43,661
                                      =======       =======        =======       =======
Number of stores open at
    beginning of period .......           580           532            538           478
Number of stores opened
    during period .............             6             9             49            67
Number of stores expanded
    during period* ............           ---           ---            ---             6
Number of stores closed
    during period .............             2             3              3             7
                                      -------       -------        -------       -------
Number of stores open
    at end of period ..........           584           538            584           538
Total store square footage
    at end of period ..........                                  3,305,000     3,057,000


----------------------
* Expanded stores are excluded from comparable store sales for the first year following expansion.

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
                                                                    ANNTAYLOR 5

                         ANNTAYLOR STORES CORPORATION
                         ----------------------------
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                     -------------------------------------
                     FEBRUARY 1, 2003 AND FEBRUARY 2, 2002



                                               FEBRUARY 1,    FEBRUARY 2,
                                                  2003            2002
                                               -----------    -----------
                       ASSETS                         (in thousands)
Current assets
  Cash and cash equivalents ................   $   212,821    $    30,037
  Accounts receivable, net .................        10,367         65,598
  Merchandise inventories ..................       185,484        180,117
  Prepaid expenses and other current assets         46,599         50,314
                                               -----------    -----------
      Total current assets .................       455,271        326,066
Property and equipment, net ................       247,115        250,735
Goodwill, net ..............................       286,579        286,579
Deferred financing costs, net ..............         4,170          5,044
Other assets ...............................        17,691         14,742
                                               -----------    -----------
      Total assets .........................   $ 1,010,826    $   883,166
                                               ===========    ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
       Accounts payable ....................   $    57,058    $    52,011
  Accrued expenses .........................        94,137         82,007
  Current portion of long-term debt ........           ---          1,250
                                               -----------    -----------
      Total current liabilities ............       151,195        135,268

Long-term debt, net ........................       121,652        118,280
Deferred lease costs and other liabilities .        23,561         17,489

Stockholders' equity
  Common stock, $.0068 par value;
    120,000,000 shares authorized;
    48,932,860 and 48,275,957
    shares issued, respectively ............           332            328
  Additional paid-in capital ...............       500,061        484,582
  Retained earnings ........................       296,113        218,600
  Deferred compensation on restricted stock         (3,968)        (9,296)
                                               -----------    -----------
                                                   792,538        694,214
      Treasury stock, at cost
         4,050,972 and 4,210,232
         shares, respectively ..............       (78,120)       (82,085)
                                               -----------    -----------
      Total stockholders' equity ...........       714,418        612,129
                                               -----------    -----------
      Total liabilities and
         stockholders' equity ..............   $ 1,010,826    $   883,166
                                               ===========    ===========